EXHIBIT 4.2

AMENDED

CERTIFICATE OF DESIGNATION OF

SERIES C CONVERTIBLE PREFERRED STOCK OF

RELIANT HOLDINGS, INC.

A Nevada Corporation

Section 1. Designation and Amount. The shares of the Class of Preferred Stock hereby and herein created shall have a par value of one-tenth of a cent($0.001) per share and shall be designated as Class C Preferred Stock (the "Class C Preferred Stock") with a face value of one thousand dollars ($1,000) per share (“Face Value”), and the number of shares constituting the Class C Preferred Stock shall be six thousand five hundred seventy (6,570).

Section 2. Rank. The Series C Preferred Stock shall rank: (i) senior to the Series B Preferred Stock of the Company ("Class B Preferred Stock"); (ii) senior to all of the Company's Common Stock ("Common Stock"); (iii) senior to any other class or series of capital stock of the Company hereafter created not explicitly ranked higher herein ("Junior Securities"); (iv) junior to any class or series of Preferred Stock of the Company ranked higher than Series C Preferred Stock ("Senior Securities"); (v) and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

Section 3. Dividends. The holders of the Series C Preferred Stock shall not be entitled to any dividends.

Section 4. Liquidation/Merger Preference.

a)

So long as a majority of the shares of Series C Preferred Stock originally issued are outstanding, the Company will not, without the written consent of the holders of at least fifty-one percent (51%) of the Company's then outstanding Series C Preferred Stock, either directly or by amendment, merger, consolidation, or otherwise:

i.

(i) liquidate, dissolve, or wind-up the affairs of the Company, or effect any Liquidation Event[1]; (ii) amend, alter, or repeal any provision of the Articles of Incorporation or Bylaws in a manner adverse to the Series C Preferred Stock (iii) create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Series C Preferred Stock, or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Series C Preferred Stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services.

____________________________

1 A Liquidation Event shall include (a) any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary; (b) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which shareholders of the Company immediately prior to the transaction retain a majority of the voting power in the surviving entity; (c) a sale, lease, transfer, or other disposition of all or substantially all of the Company's assets; or (d) any other transaction or series of related transactions that result in the transfer of a majority of the voting power of the Company.

ii.

In the event of any liquidation, merger, dissolution, winding up, or acquisition of the Company, either voluntary or involuntary, the aggregate issued and outstanding shares of Series C Preferred Stock shall convert into a number of Common Stock equal to fifty-two percent (52%) of the sum of a) all Common Stock issued and outstanding; plus b) all the aggregate of all shares of Common Stock that would be issued upon the exercise of warrants or options, conversion of any convertible promissory notes, conversion of all other preferred shares, and any other instruments having vested rights to convert into Common Stock; plus c) the total of aggregate of all Series C Preferred Stock such that all Holders of Series C Preferred Stock shall hold exactly fifty-two percent (52%) of all issued and outstanding Common Stock, on a pro-rata basis, subject to the liquidation, merger, dissolution, winding up, or acquisition on a fully diluted basis (the “Liquidation Percentage”).

iii.

In the event that the Holders of Series C Preferred Stock convert any portion of their Series C Preferred Stock pursuant to the rights to voluntary conversion as defined in Section 5 below, the Liquidation Percentage shall be reduced on par with the total reduction of the percentage of total issued and outstanding shares of Series C Preferred after all Voluntary Conversions. For purposes of example only. If the total issued number of Series C Preferred Stock prior to any liquidation, merger, dissolution, winding up, or acquisition was one hundred thousand (100,000) and thereafter, the Holders converted twenty thousand (20,000) shares of Series C Preferred, the Voluntary Conversion Percentage would be reduced by twenty percent (20%) resulting in a Voluntary Conversion Percentage of forty-one and six-tenths percent (41.6%).

b)

A merger or consolidation (other than one in which stockholders of the Company own a majority power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event thereby triggering payment of the liquidation preferences described in subsection 4(b).

Section 5. Conversion of Preferred Shares to Common. The Class C Preferred Stock shall be convertible into shares of Common Stock of the Company as follows:

a)

Voluntary Conversion; Mechanics of Conversion. At the sole discretion of the holders of shares of Class C Preferred Stock (each a "Holder" and collectively the "Holders"), each one (1) share of Class C Preferred Stock shall convert into exactly thirty-three thousand three hundred thirty-four (33,334) shares of the Common Stock of the Company. The Holders shall notify the Company that they wish to convert their shares of Class C Preferred Stock by submitting a Conversion Notice, in the form or similar form of Exhibit A, attached hereto (the “Conversion Notice”).

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b)	Mandatory Conversion. All Series C Preferred Stock shall convert to Common Stock in accordance with Section 4 above, with no action required by the Holders except as described therein.

c)	Adjustments for Stock Splits and Reverse Splits. In the event of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, or other similar event, the number of shares of Common Stock into which each share of Class C Preferred Stock is convertible shall be appropriately adjusted to reflect such event. The adjustment shall ensure that the conversion rights of the Holders are neither diminished nor enhanced as a result of such events.

d)	Administration.

i.	Lost or Stolen Certificates. Prior to receipt of a Conversion Notice, upon receipt by the Company of evidence of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing shares of Class C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates on or subsequent to receipt of a Conversion Notice, as such shares of Series C Preferred Stock will have been converted into Common Stock of the Company.

ii.	Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt of a Conversion Notice, if shares of Common Stock are to be issued pursuant to Section 5(a) above, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery, to the Holder at the address of the Holder as shown on the stock records of the Company, a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid unless such Holder elects to have their shares held in Book Entry form. If the Holder elects to hold their shares in Book Entry form, the Transfer Agent, or the Company (as applicable) shall send notice to such Holder via electronic mail within three (3) days after receipt of the Notice of Conversion, a statement showing that such shares of Common Stock have been issued in their name and any converted shares of Class C Preferred Stock are canceled. In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Class C Preferred Stock shall be made within three (3) business days after the receipt of a Conversion Notice. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Class C Preferred Stock.

iii.	No Fractional Shares. If any conversion of the Class C Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion in the aggregate, shall be rounded up to the nearest whole share.

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iv.

Piggyback Rights. If, at any time the Company proposes to file a Registration Statement under the Securities Act with the Securities and Exchange Commission with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, then the Company shall give written notice of such proposed offering to all Holders as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders the opportunity to include in such registered offering such number of underlying common shares as such Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”)

v.

Beneficial Ownership Limitation. The Corporation and Holder may not convert an amount of the Obligation on a Conversion Date that would result in the Holder, together with its affiliates, having beneficial ownership of a number of shares of Common Stock which would exceed the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of additional shares of Common Stock issuable upon conversion of the Obligation with respect to which the determination of this provision is being made on such Conversion Date, if such conversion would result in beneficial ownership by the Holder and its affiliates of more than four and ninety-nine hundredths percent (4.99%) of the outstanding shares of Common Stock of the Corporation. For the purposes of this limitation, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to this provision, the Holder is not limited to successive exercises that would result in the aggregate issuance of more than four and ninety-nine hundredths percent (4.99%). The Holder may revoke this conversion limitation described in this paragraph, in whole or in part, upon sixty-one (61) days prior notice to the Corporation. The Holder may allocate which equity of the Corporation deemed beneficially owned by the Holder shall be included in the four and ninety-nine hundredths percent (4.99%) amount described above and which shall be allocated to the excess above four and ninety-nine hundredths percent (4.99%). The Holder may waive the conversion limitation described in this Section, in whole or in part, upon and effective after sixty-one (61) days prior written notice to the Company to increase such percentage up to nine and ninety-nine hundredths percent (9.99%).

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Stock Dividends and Stock Splits. If the Company, at any time while the Class C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately on the payment date with respect to a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

Section 6. Voting Rights. Holders of Series C Preferred Stock shall have no voting rights in general matters. This means they cannot vote on issues such as the election of directors, company mergers, or general corporate policy changes unless these matters specifically affect them. However, they do have voting rights in matters that relate solely to their class of stock. This includes decisions or changes that directly impact the rights, privileges, or preferences of the Series C Preferred Stock. These matters include, but are not limited to, changes to the terms or conditions of their stock, the issuance of additional Series C Preferred Stock, or any amendments to the company's charter that would negatively affect their rights or preferences.

Section 7. Status of Converted Stock. Once the shares of Class C Preferred Stock shall be converted or canceled pursuant to the receipt of a Conversion Notice pursuant to Section 5(a) hereof, the shares shall be canceled and shall return to the status of authorized but unissued Preferred Stock of no designated class and shall not be issuable by the Company as Class C Preferred Stock.

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned (“Holder”) hereby irrevocably elects to convert their Series C Preferred Shares (Certificate No. ______ or book-entry position) into shares of Common Stock of Reliant Holdings, Inc. (the “Issuer”)

The Issuer shall cause the Issuer’s transfer agent to issue one or more certificates as directed by Holder for the number of shares of Common stock set forth below (which numbers are based on the holder’s calculation below) in the name(s) specified immediately below:

Holder’s Name: _________________________________________

Holder’s SSN/Tax ID #: ___________________________________

Holder’s Address:

______________________________________________________________________________

The Holder represents and warrants that all offers and sales by the Holder of the securities issuable to the Holder upon conversion of the Series C Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Date to Effect Conversion: ________________

Conversion Ratio: 33,334 Share of Common Stock for Each 1 Share of Series C Preferred Stock

Number of shares of Preferred Stock being converted: _____________

Number of shares of Common Stock to be issued: __________________

Please send the common stock certificate to ________________________________________________.

______________________________

(Holder’s Signature)

Print name: ___________________________

Phone: _______________________________

E-mail: _______________________________

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